Exhibit 99
MASCO CORPORATION
Moderator: Tim Wadhams
July 31, 2007
11:00 a.m. EDT
Operator: Good morning ladies and gentlemen and welcome to Masco Corporation 2007 second quarter conference call.
     As a reminder, today’s conference is being recorded and simultaneously web cast. If you have not received the press release and supplemental information, they are available on Masco’s website under the investor relation section at www.masco.com.
     This discussion includes statements that reflect the company’s views about its future performance. These statements constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These views involve risk and uncertainties that are difficult to predict and, accordingly, the company’s results may differ materially from the results discussed in such forward-looking statements.
     For an explanation of various factors that may affect our performance, refer to our most recent annual report on Form 10-K, particularly the risk factors section, and to any subsequent quarterly reports on Form 10-Q, all of which are on file with the Securities & Exchange Commission.
     The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The financial and statistical data referred to on this call is included in the investor package distributed prior to the conference call and posted on the investor packet—the company’s website.
     In addition, we refer in this call to non-GAAP financial measures as defined by the SEC’s Regulation G. Accordingly, a reconciliation of the differences between such measures and most directly comparable financial measures calculated in accordance with the GAAP is included in the investor package. The company believes that such non-GAAP performance measures and ratios used in managing the business may provide users of this financial information with additional meaningful comparisons between current results and results of the prior periods. Non-GAAP performance measures and ratios should be viewed in addition to and not an alternative for the company’s reported results and under accounting principles generally accepted in the United States.
     Additional information about the company is contained in the company filings with the Securities & Exchange Commission and is available on Masco’s website.

     After a brief discussion by management, the call will be open for analysts’ questions. If we are unable to get to your question during this call, please call the Masco Corporation investor relations office at 313-792-5500.
     I would now like to turn the call over to Mr. Timothy Wadhams, Chief Executive Officer of Masco. Mr. Wadhams, please go ahead.
Tim Wadhams: Thank you, Steve and thank you for joining us today. This morning, we released our second quarter results.
     While sales and earnings results in the second quarter of 2007 were below the second quarter of 2006, reflecting a difficult housing and consumer retail environment, results were better than we anticipated when we updated our full year 2007 earnings guidance in May. Earnings benefited from new products, market share gains, profit improvement programs and selling price increases, which partially offset previously – previous commodity cost increases and lower sales volume.
     Net sales from continuing operations declined 6 percent to $3.1 billion. North American sales declined 10 percent, while international sales increased 14 percent compared with the second quarter of 2006. In local currencies, international sales increased 6 percent compared with the second quarter of 2006.
     Income from continuing operations was $186 million or $0.50 per share for the second quarter of 2007, compared with $215 million or $0.53 per share for the second quarter of 2006.
     As part of the company’s profit improvement programs, we have focused on the rationalization of our business including sourcing initiatives, business consolidations, plant closures, headcount reductions and other programs. During the second quarters of 2007 and 2006, the company incurred cost and charges related to profit improvement programs of $23 million pre-tax or $0.04 per share after-tax and $26 million pre-tax or $0.05 a share after-tax respectively.
     The company also had non-cash impairment charges related to financial investments of $10 million pre-tax, $0.02 per share after-tax and $78 million pre-tax, $0.13 per share after-tax in the second quarters of 2007 and 2006, respectively. Results benefited from net gains of a penny per share and $0.02 per share related to financial investments for the second quarters of 2007 and 2006, respectively.
     In the second quarter of 2007, gross margins were 28.8 percent compared with 29.1 percent in the second quarter of 2006. Operating profit margins were 11.6 percent in the second quarter of 2007, compared with 13.1 percent in the second quarter of 2006. Operating profit margins in the second quarters of both years include the negative affect of increased commodity costs and cost and charges related to profit improvement programs in both quarters, as well as reduced sales volume in 2007.

     SG&A expense as a percent of sales, including general corporate expense, was 17.2 percent in the second quarter of 2007 compared with 15.7 percent in the second quarter of last year. Year-to-date, SG&A expense as a percent of sales were 17.2 percent versus 16 percent a year ago. As a percent of sales, SG&A expenses increased in the second quarter of 2007 due to sales volume declines, increased advertising costs, severance costs and increased stock-based compensation expense.
     During the second quarter of this year, retail sales of paints and stains and plumbing products were particularly strong. International sales were also a positive, particularly for plumbing products due to stronger European economies, market share gains and the favorable affect of currency translation. Sales changes by segment in the second quarter of 2007 compared with the second quarter of 2006 were cabinets and related products sales declined 15 percent, plumbing product sales increased 5 percent, installation and other services sales declined 14 percent, decorative architectural product sales increased 5 percent, and other specialty product sales declined 11 percent.
     Key retailer sales from continuing operations increased 2 percent in the second quarter of this year compared with a decline of 2 percent in the first quarter of this year and an increase of 1 percent in the second quarter of 2006. Faucets and paints and stains at retail performed well in the second quarter of 2007.
     The company’s tax rate was 35.9 percent in the second quarter of 2007 compared with 38—34.8 percent in the second quarter of 2006. The company anticipates that a tax rate on income from continuing operations in 2007 will approximate 35 to 36 percent.
     We continue to make progress on working capital management. Working capital at June 30th, 2007, defined as accounts receivable plus inventories less accounts payable, was 17.9 percent of the last 12 month sales compared with 18.1 percent a year earlier. For the 12 months ended June 30th, 2007 and June 30th, 2006, return on invested capital, as reported, was 8.1 percent and 12.9 percent, respectively. For the 12 months ended June 30th, 2007 and 2006, return on invested capital, as reconciled, was 10.5 percent and 13.4 percent, respectively.
     While the company remains committed to the continued improvement in its return on invested capital, recent business trends have resulted in a reduction of operating profit over the last several quarters, which negatively impacts ROIC. The company continues to believe that it will achieve a ROIC goal of approximately 18 percent by 2010.
     At the end of the quarter, Masco had a strong balance sheet with over $900 million in cash and marketable securities and $2 billion in unused bank lines. The company has $300 million of debt maturing August 15th, 2007.

     Masco repurchased 13 million shares of its common stock in the second quarter. During the first half of 2007, Masco has repurchased 22 million shares of its common stock for cash of $640 million and paid $175 million in dividends returning, in aggregate, $815 million to shareholders. The company expects to continue to return a minimum of a billion dollars to shareholders on average annually over the next several years through share repurchases and dividends as part of its ongoing commitment to value creation.
     Turning to our outlook for the rest of the year, economic conditions remain uncertain in the company’s markets. Housing starts to decline dramatically during the past 12 months due to previous excessive speculative buying, rapidly rising home prices in recent years reducing affordability and less attractive mortgage terms. The sub-prime mortgage issues that have plagued the new home construction market in recent months have made it more difficult to obtain a mortgage adding to an already difficult market for new homes.
     As a result, the company has reduced its housing start estimate for 2007 to approximately 1.4 million or the low end of its previous forecasted range of 1.4 to 1.5 million starts. In addition, we continue to see a moderation in consumer spending for certain big ticket home improvement items such as cabinets. Our current estimate is that 2007, full year sales will decline mid single digits compared with 2006. This compares with our previous estimate of a decline of low to mid single digits.
     The company believes that the negative impact on its results attributable to lowering its 2007 estimate for housing starts to 1.4 million will be largely offset by a combination of the stronger than expected first half results, the continued favorable affect of currency translation, share repurchases, recent acquisitions, market share gains and the profit improvement programs we are pursuing. Accordingly at this time, assuming no further escalation in commodity costs, Masco estimates that 2007 full year earnings from continuing operations will approximate a $1.60 to a $1.70 per share, up from its guidance given in May of approximately $1.50 to $1.70 per share. This guidance includes costs of approximately $70 million pre-tax, $0.12 per share after tax, which is an increase of $0.02 per share from the company’s previous guidance related to plant startup, severance system implementations and other initiatives.
     As previously stated, Masco expects to continue to return a minimum of a billion dollars annually to shareholders on average through share repurchases and dividends as part of its ongoing commitment to value creation. The company has returned $4.8 billion to shareholders over the past four calendar years, including the repurchase of 126 million             shares and dividends. Through June 30th, 2007, Masco has repurchased 148 million shares since 2003, returning well over $5 billion in aggregate to shareholders through share repurchases and dividends.
     Earlier this year, the board of directors increased the quarterly dividend to $0.23 per share making 2007 the 49th consecutive year in which dividends have been increased. Today, the Masco board of directors authorized the repurchase of up to 50 million shares of its common stock. This authorization replaces the company’s existing program under which approximately 36 million of the 50 million shares previously authorized had been repurchased.

     As most of you are aware, we have had a lot of changes in our executive management team recently and really over the past couple of years. We are pleased that we have been able to transition largely with people from within the organization. We have and will continue to place a lot of emphasis on an active succession plan. In addition, those of us who are moving into new roles have had significant involvement in developing our strategic plan, which I don’t anticipate will change in any fundamental way. We will continue to work to rationalize our business model, focus on organic growth and invest to support our six to 8 percent annual sales objective, supplement organic growth with bolt-on acquisitions, continue to focus on cash flow and improving returns, specifically return on invested capital, and as part of that process, we expect to continue to return a significant amount of cash to shareholders.
     We are just now going into our planning process for 2008. We will continue to provide solutions for our customers by emphasizing product innovation and leveraging our competitive strengths in retail service, distribution and leading brands. We will also continue to leverage our installation capabilities, which are unique to Masco and provide us significant differentiation.
     Obviously, the home improvement and new home construction markets are currently very difficult. Nevertheless, we are optimistic about the long term prospects for both of these markets and excited about Masco’s future opportunities. We expect to see or talk to many of you over the next few months, through our investor relations activities, so that you can meet our team in their new roles. We also anticipate having an investor conference early next year to share with you the future plans and actions we will emphasize in support of our strategy.
     At this point, I would like to open the discussion for your questions and joining me are Richard Manoogian, our Executive Chairman, and Alan Barry, President and Chief Operating Officer.
Operator: Thank you. If you would like to ask a question, press star one on your touch tone telephone. Please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star one for questions and as a reminder, we would appreciate it if the participants would limit themselves to one question with one follow up.
     We’ll go to Budd Bugatch with Raymond James.
Budd Bugatch: Good morning Tim. Good morning Richard, Alan.
Male: Morning Budd.
Male: Morning.
Budd Bugatch: Congratulations Tim ...
Tim Wadhams: Thank you.

Budd Bugatch: ... on your new role. Just a question, if you maybe give us a little bit of flavor as to A, how the quarter progressed during the quarter, particularly I guess at contractor services and B, if you could make any comments on July, that’d be great.
Tim Wadhams: Sure. Yes, July, at this point, obviously, we’ve got one day left but, as of our recent view yesterday, we looked like we are going to be down low single digits in terms of sales. And in terms of progress during the quarter, second quarter, particularly with contracting services, as we said at the end of the first quarter, we thought things had sort of bottomed out. We hadn’t seen any recovery. And that’s pretty consistent with what we experienced in the second quarter. Generally speaking, there wasn’t any appreciable change in terms of trends during that quarter and it was pretty steady in terms of their operation on a monthly basis.
Budd Bugatch: OK. And just as a follow up on that, seems to me that margins there got better year – not year-over-year but quarter-over-quarter, first quarter, second quarter to first and year-over-year on architectural D&A, even though sales were better, margins were not. Maybe you could comment on those two areas and I’ll then cede to others.
Tim Wadhams: Sure. In terms of decorative architectural, what I would point out there is we had a very strong first quarter, as you may have remembered. Second quarter was down a little bit versus last year but that basically, Budd, is all explained by promotional expenses that we incurred in the second quarter of this year. If you look at the margins for the first half in total in decorative, they were basically flat year-over-year, again, on a first half basis at about 21.7%, 21.8%. So the real change was really the incurrence of promotional expenses in the second quarter. And I think last year we may have had some of those in the first quarter, if my memory is correct. So, again, that would explain that change.
     And you’re right about MCS. We did see a nice lift in margins in the second quarter versus the first quarter. Our sales, I think, were up about $60 million, if my memory is correct, again, first quarter to second quarter and a lot of that was a result of some of the acquisitions that we’ve had, a few that were very small last year that anniversaried as well as the two we mentioned at the end of the first quarter this year. Those acquisitions didn’t add a lot. They, obviously, will be accretive on a long term basis but because of some purchase price accounting issues and the need to accelerate some recognition of some of the purchase price allocation, they didn’t contribute a lot of profit in the quarter.
     So when you look at the sales increase of about $60 million, most of which came from acquisitions, and the profit increase of about 300 basis points, I think that really reflects the actions that Donny and his team have been able to take to reduce headcounts, consolidate branches and some of the other cost reduction activities. So we’re really, really pleased to see that improvement in margins in that sector.

Budd Bugatch: OK. Thank you very much.
Operator: We’ll go next to Michael Rehaut, JP Morgan.
Michael Rehaut: Hi. Thanks. Good morning everyone.
Tim Wadhams: Good morning Mike.
Michael Rehaut: The first question just to follow up on the – I guess, in general, just a margin question. If you could just hit on, again, the installation services? You started giving some of the puts and takes there with some of the cost rationalization efforts but what do we expect from that segment in terms of some of the purchase accounting takes over the next couple of quarters or on a quarterly basis? And how should we think about margins in that segment as they start to move around a little bit? Is a high single digit type number sustainable right now post the cost savings?
Tim Wadhams: Yes, I think for the rest of the year, Mike, that would be certainly consistent with what our expectation would be. So we would expect to be able to sustain that level that we achieved in the second quarter. And, again, I think that, as I indicated earlier, was reflective of a lot of good work that the folks have done down there to rationalize the business given the significant downturn that we have in new home construction.
Michael Rehaut: OK. And cabinets also had a nice improvement as well sequentially. I was wondering and I was particularly impressed given the continued pressure on the top line. So if you could just review some of the efforts that you’ve done there and perhaps also share where you think a margin might be sustainable for the back half of the year.
Tim Wadhams: I’m not sure we want to predict a margin in that group necessarily at this point because of seasonality and some other things. But I think the thing I would say there, you’re right. We did see, sequentially, compared to the first quarter, a nice lift in margin. A couple points that I would make and then Alan might have a couple comments.
     One is that we had a negative impact in terms of Europe. We talked about our ready to assemble business. We took the goodwill impairment charge in the fourth quarter of last year. Those margins continue to be down year-over-year and basically European margins cost us about 40 basis points in the entire segment margin.
     On the other hand, you’re very much correct in terms of North America. Our guys have done a really nice job there of headcount reductions and some rationalization within that group. So we’re encouraged by what’s happened there. There’s no question and they’ve done a very nice job, again, like MCS, in terms of adjusting to the environment that we’re in.
Michael Rehaut: OK. So the 40 basis points was a negative impact in 1Q but has ceased ...

Tim Wadhams: No. That would have been in Q2, Mike. If you look at ...
Michael Rehaut: OK.
Tim Wadhams: ... European margins in the second quarter I think are down a couple hundred basis points versus last year. And, you know, part of that was reflected in the cabinet segment. And, yes, the point I was trying to make is the decline in European margins in cabinets cost us about 40 basis points in the overall margin for that segment.
Michael Rehaut: Right. And then just last question and I’ll hand it off. Decorative architectural, I think as Budd mentioned, also continues to be very, very strong and great performance there. I was wondering if you could just review what the drivers have been in terms of the sales growth, perhaps what some of the share gains you can highlight or new product initiatives.
And also on the margin side, you just don’t see 20 percent plus operating margins in building products in general, and what’s your outlook in terms of being able to sustain those margins, given that some of your customers have had long histories of getting back some of that piece of the pie?
Tim Wadhams: Well I would say the counter to that, Mike, is that we’ve had a really long history of achieving and sustaining those margins, if you go back and look at the performance in that segment. And again, we’ve got other things in there besides paints and stains. We do have some builders’ hardware in that segment.
     But if you go back over time, with the exception of the impact I think in late ’05 from the hurricanes and the change in refineries and some of the petroleum based cost increases that we incurred, we’ve been running at the level that you see now for several years and we would certainly expect to be able to continue to perform at that level. We – I’ll let Alan help here a little bit but we – when you look at the performance this year, we’ve had significant gains in market share in that business at Home Depot, particularly related to paints and stains.
     We’ve introduced some new products. We’ve got a nanotechnology product that I think you’re familiar with that’s come out over time and some new offerings under the Kilz brand. So we really have done a very good job in that segment in terms of both promoting the product, displaying the product.
     One of the things that really helps us in that segment is the retail service support that we provide to our customer. I think you’re aware that we’ve got 400 people in the field working with the associates at Home Depot as it relates to Behr. Making sure the color centers are operating properly, the inventories are properly displayed and reflected. And so there’s a lot of investment we make in terms of really supporting that offering. Alan ...
Michael Rehaut: OK and ...
Tim Wadhams: ... do you have anything you want to add to that?

Alan Barry: Well the only comments that I would add to that would be that, from a cost viewpoint, we continue to try and find ways to drive cost out of our operation. We have opened a research and development center in India. So we continue to look for other ways to moderate the cost effect of it.
     Additionally, in the second quarter, we did step up some of our advertising costs and you saw a slight denigration on the margin side, most of that was due to a step up in our advertising and promotional efforts in that quarter.
Michael Rehaut: And so most of the shares you would say are still coming from Home Depot rather than, you know, you also mentioned the Kilz and I think that’s going through Wal-Mart?
Tim Wadhams: Yes. Yes. And those are doing well as well.
Michael Rehaut: OK. Great.
Alan Barry: I think – we’ve continued to see growth pretty much in that paint and stains area pretty much throughout our program.
Michael Rehaut: Great. Thank you.
Operator: We’ll go next to Stephen Kim with Citigroup.
Mark Montanan: Hi. This is Mark Montanan on behalf of Stephen.
Tim Wadhams: Hey Mark.
Mark Montanan: Hey. Good morning. Regarding the commodity cost pressures, I think it’s affecting one half or first half results, could you provide a little clarity on which commodities in particular you’re most affected by?
Tim Wadhams: Yes, that would include, in the cabinet group, particle board primarily in Europe. It would also include, in North America and in Europe, cost related to zinc and copper for brass. We’ve had glass increases in Europe that affect our window operation. We’ve had steel increases in Europe that affect our heating group. And I think, Alan, that pretty much covers the spectrum. I would say the most significant impact we’re currently experience is in the plumbing category.
Mark Montanan: OK. Great. Thank you. And then heard some talk about China’s elimination on a lot of the products exposed to this value-added tax rebate on July 1st. Was wondering if you were exposed at all to this and, if so, can you quantify possibly its financial impact?
Tim Wadhams: Yes, we can give you a rough estimate assuming that we can’t work with our vendors to absorb part of that, which would certainly be one of our efforts. We’re currently importing about $800 million of product related to China. And that’s been a program, a sourcing program that we’ve undertaken over the last five or six years. We started this, as many of you know, about four or five years ago when we were going about $200 million. That’s really been a big part of our cost reduction program. But if you apply the two percent to the $800 million, you’d be looking at about $16 million a year. So on a half year basis, and as you indicated, that was effective July 1st, you’re really talking, if we had to absorb all of that, about $8 million or about $0.01 and that would be in our guidance at this point and time.
Mark Montanan: OK. Great. Thank you very much.
Tim Wadhams: Thank you Mark.
Operator: We’ll go next to Dan Oppenheim, Banc of America.
Mike Wood: Hi. This is Mike Wood for Dan.
Tim Wadhams: Hi Mike.
Mike Wood: Can you talk a bit about the price increases that you got by channel with the retail segment and new construction? And was that past through the context of the higher commodity costs and are you looking to do that again soon in the future?
Tim Wadhams: Well we’re always trying to put prices in that can help us offset some of the challenges we’ve had with commodities. We don’t like to get specific by customer or by product but what we have said is that we came into this year with an approximate $200 million negative carry, if you will, related to commodity costs that we’ve incurred versus pricing we’ve been able to achieve.
     We estimate this year that cost increases for commodities would be $50 million to $100 million, probably closer to the $100 million than the $50 million, and we’ve also given some information in terms of price increases that we would expect to be able to achieve. And we think we’re on target this year to get about $100 million to $150 million in terms of price increases. That would still leave us with an approximate negative relative to the $200 million that we’ve really had in place over the course of the last year or so.
     And as I indicated earlier, when we talked about some of the commodities, we talked about particle board related to European cabinets and we’ve talked a little bit about the significant issue related to brass and so I think you could probably assume that those would be the areas that we would be the most active in, in terms of pursuing price increases to offset some of the commodity implications.
Mike Wood: Thanks and just one last question. Can you also just give us a sense of the domestic sales trends in plumbing products and decorative architectural products?
Tim Wadhams: Yes. Decorative architectural has been strong in both the first and second quarter as you can see in the segment numbers. And in the plumbing side, in North America, in the first quarter we indicated we were down low single digits versus the prior year. We did see a pick up in the second quarter where we’re basically about flat with the prior year in terms of North American plumbing. And so we’re encouraged by that. Obviously, our perception is that the entire segment is down, not our segment but plumbing in general is down, so the fact that we were flat we think is indicative of some of the success we’ve had particularly at the retail level during the last quarter.
Mike Wood: Great. Thank you.
Operator: We’ll go next to Kenneth Zener, Merrill Lynch.
Kenneth Zener: Morning.
Tim Wadhams: Morning Ken.
Kenneth Zener: I was wondering if you could kind of expand on the stabilization comments you made for at least new housing I just saw in your construction contractor business. The reason I ask is the builders I think have their own motivation to maintain high production levels to kind of flush their land, stick and brick investments. Can you comment on how you could see this above demand production now kind of playing out relative to prior recovery trend?
Richard Manoogian: Yes. Ken, this is Richard Manoogian. One thing that I think people forget is that the large public builders that most people follow only represent 25 percent of the entire market for new construction. And our experience thus far in our contractor services is that our sales to the public builders is down significantly, approaching 40 percent decline over the past 12 or 18 months.
     On the other hand, our sales decline with the smaller builders, particularly those doing 500 or 1,000 homes, is down less than 20 percent. So I think what’s been happening is that the small builders have been gaining share partly because of the fact that the large builders are suffering more because they over built, had more excess inventory to get rid of and currently are probably cutting back production faster than the smaller builders.
     So one of the things that I think investors have to focus on for people like ourselves who provide building products is that we provide the entire industry. We sell tens of thousands of builders. We sell over half of all the builders – all the homes in the country we do work in. And, therefore, the fact that the large public builders are suffering dramatically, while a negative would only represent 25 percent of our business and the other 75, although suffering, are suffering less dramatically than the public builders.
Kenneth Zener: Rich, I think that’s an excellent point to make and if I could just follow up on that because you’re serving the smaller builders who are generating more volume right now in terms of your business ...
Richard Manoogian: Or declining less.

Kenneth Zener: ... or declining less, correct. Can you comment on how you handle payment structure because I think people are concerned about bankruptcy, certainly on larger builders? So can you kind of describe how you see the health of those builders, what they’re kind of telling you in terms of their body language about the market and what they’re pulling back, as well as how you handle let’s say accounts receivable in case a levered builder does go bankrupt?
Richard Manoogian: Yes. And we follow that very closely. We monitor payments and those that are behind us and I think, frankly, we’ve been a little surprised that we haven’t seen more problems on the smaller builder side in terms of difficulty. But remember that when we do work, we expect to be paid on a fairly timely basis and, as soon as the builder doesn’t pay us, if they’re in trouble, we quickly put a lien on the work that we’ve done. So our experience to date, and as best as we can tell in the foreseeable future, has been we’ve had very little payment issues in terms of default on the part of customers.
Timothy Wadhams: Yes. And Ken, we stay on top of receivables very aggressively both at the business unit level and from a corporate perspective with – through our group controller review process. And that’s an area that over the course of the last, gosh, two, three years we’ve had very, very little impact in terms of bad debt related expense.
Kenneth Zener: Great. And I guess the remodeling, because 60 percent of your business is remodeling, 40 percent new, it seems like your revenue decline implies actually a pretty – also pretty big hit to what you’d expect for remodeling. Could you kind of discuss how you think remodeling will play out as a counter-cyclical affect this cycle given people – the lack of equity, withdrawals, et cetera, et cetera.
Richard Manoogian: Well, as you probably know, in past cycles, remodeling typically has been counter-cyclical to new construction and in all the cycles I’ve been through going back to the 50’s or 60’s, there was only one cycle prior to this one where remodeling didn’t improve, repair and remodeling didn’t improve when home building declines. And that was back in a time period when we had double digit interest rates, so everything suffered.
     So I think what we’re seeing is a very unusual situation now where people, whether it’s because they’re taking less equity out of their home, whether they pulled forward some remodeling projects, whether they’re concerned about the value of their homes declining and holding off doing some remodeling work, we’re seeing a decline in the remodeling side as well as new construction, although, certainly, a lot less dramatic decline than the new construction.
     Having said that, based on past cycles, I think it’s only a matter of time until we start seeing an improvement in the repair remodeling side of the business and I would guess that would be certainly sometime in ’08, even if housing doesn’t recover sooner. So I think that industry will get back to its traditional growth rate of four to 6 percent sometime in the next year or two regardless of what happens to the housing industry.

Tim Wadhams: Yes. We think the long term fundamentals there, Ken, are very positive in terms of demographics, household formation, the age of the housing stock and, as Richard indicated, people want to invest in their home. Obviously, this is a difficult time with prices going down and that probably supports some of the logic for not making an investment in an asset that is reducing in value, but longer term, that should straighten out.
     I would point out too, we were up 2 percent this quarter in terms of key retail sales. So I think that gives you a little bit of a flavor for and, again, faucets and paints and stains were very strong there, cabinets continue to be an area where we think people are deferring purchases over the last couple of quarters, as we’ve indicated previously.
Richard Manoogian: And part of that growth, as Tim mentioned earlier, is coming from market share gains and new product development. So once the industry levels off moderately, we think the fact that we can continue to gain share, come in with new programs, promotions, products, will enable us to grow even if the industry is growing at a slower rate.
Kenneth Zener: Thank you.
Tim Wadhams: Steve, I think we’ve got time for maybe one more question or so.
Operator: OK. We’ll take Nishu Sood with Deutsche Bank.
Nishu Sood: Thanks. Good morning everyone.
Tim Wadhams: Morning.
Nishu Sood: First question I wanted to ask is about the cost savings initiatives, the restructuring expenses. You gave us an update on the cost that you will incur, I think from $0.10 to $0.12 I think is what you said. What about in terms of the benefits that you expect from that? And maybe if you could give us an update on what dollar figures savings you’re expecting in ’07 from that?
Tim Wadhams: Nishu, we have not quantified that. A lot of those expenses relate to two new plants that we’re bringing up that are in sort of the free production or phase up, if you will, of production. And as we’ve indicated, those numbers are about $40 million. We’ve also got some severance costs in there and some ERP system implementation. Obviously, the ERP system implementation, we think, is an investment that will pay us handsomely down the road in terms of more efficiency and that type of thing, but I think you won’t really see any savings show up until probably late this year, early next year from some of these initiatives. But again, a big piece of that $70 million relates to the new plants that we’re bringing on stream.
Nishu Sood: I guess I was thinking of going back to the last investor day that you had, you talked about maybe, if I remember correctly, about $200 million in savings from the initiatives that you were undertaking, cost saving initiatives, and I think you had said something to the fact of $60 million in ’06, around $75 million in ’07. So I guess that ...

Tim Wadhams: We would be on target for those savings and that program, you’re right, that was a program where we estimated about $240 million in savings and we did have some costs. And I don’t have that right in front of me at this point but we have been very successful in the sourcing program. Unfortunately, a lot of that is masked by the high commodity cost that we have right now but we have been successful there.
Richard Manoogian: And the new cost we’re incurring are programs over and above that old program that we think will give us incremental savings going forward.
Nishu Sood: But you haven’t quantified that?
Tim Wadhams: No, we have not.
Nishu Sood: OK. Just to ...
Tim Wadhams: But I think you could see, if you look at general corporate expense was down a little bit. That had, I think, $4 million or $5 million of severance cost in it during the quarter. So we’re making progress and can give you a little bit of a flavor on that down the road here.
Nishu Sood: OK. And just a second question on plumbing products in Europe. Sales have been pretty impressive there over the past couple of quarters. I was just wondering if you could give us some additional detail on that. What channels is that in or what types of products? Is there anything particular that you can give to help us understand that better?
Tim Wadhams: Well that’s really Hansgrohe, which is probably one of our better, if not the best, one of our strongest performing businesses. They’ve just done a phenomenal job over the course of the last two or three years in expanding into what used to be the old Eastern European block, putting up facilities in different locations. They’ve got a really nice model and doing a lot with product development. They’ve moved more into new products in faucet areas. They were basically very strong traditionally in shower heads but they’ve expanded that and, again, they do an excellent job on design, innovation, new product development, as well as a really good model in terms of expansion opportunities.
Alan Barry: I would just add to that, that what we have been focusing on over in Europe is getting with the right customer base and we’ve done a very good job of getting with the right wholesalers who are, in fact, growing share. So we’re well positioned both with the wholesalers and the retailers that are in a growing mode. So that, clearly, has helped us as well.
Nishu Sood: So is Hansgrohe the kind of main reason that you’ve seen some pretty impressive growth in Europe over the past couple of quarters?
Timothy Wadhams: It’s not the only reason ...
Alan Barry: It’s one of the better ones – but not the only one.

Timothy Wadhams: Yes.
Nishu Sood: OK. Thanks a lot.
Tim Wadhams: Thank you. OK. Just a couple quick comments to wrap up. I’d like to thank all of you for joining us today to recap the second quarter of 2007. Net sales declined 6 percent, we returned $454 million to shareholders and we continue to operate from a position of strength on a number of fronts.
     For example, we estimate that approximately 90 percent of our sales are from products enjoying a leadership position in their respective market niches, more than 50 percent of all new homes built contain Masco products or services provided by a Masco company and we continue to invest in new products, services and market expansions. While our first half results have been better than we anticipated earlier this year, the near term outlook for our markets continues to be uncertain. We will continue to do what we can to mitigate the impact of the downturn while positioning ourselves to take advantage when the market recovers.
     Having said that, we’re extremely proud of the efforts and dedication of our employees around the globe. We have a great team, and in this tough environment, their commitment to our customers and shareholders is demonstrated day in and day out. We believe that their commitment combined with our leadership, products and brands position Masco to deliver future value for our shareholders.
     Thank you again for joining us today and we’ll see you next quarter.
Operator: This does conclude today’s conference. Thank you for your participation. You may now disconnect.
END